Exhibit 99.1

Synlogic Reports Fourth Quarter and Full Year 2023 Financial Results

Cambridge, Mass. March 19, 2024 – Synlogic, Inc. (Nasdaq: SYBX), a biopharmaceutical company advancing novel therapeutics to transform the care of serious diseases, today reported financial results for the fourth quarter and full year ending December 31, 2023.

The Company recently announced the decision to discontinue Synpheny-3, its pivotal study of labafenogene marselecobac (SYNB1934) in phenylketonuria (PKU) and evaluate strategic options for the Company.

Fourth Quarter 2023 Financial Results

As of December 31, 2023, Synlogic had cash, cash equivalents, and short-term marketable securities of $47.7 million.

Revenue was $2.8 million for the three months ended December 31, 2023, compared to $0.1 million for the corresponding period in 2022. Revenue in both periods was associated with the research collaboration with Roche. Research and development expenses were $10.2 million for the three months ended December 31, 2023, compared to $13.6 million for the corresponding period in 2022. General and administrative expenses for the three months ended December 31, 2023 were $3.2 million compared to $3.8 million for the corresponding period in 2022.

For the three months ended December 31, 2023, Synlogic reported a consolidated net loss of $14.5 million, or $1.71 per share, compared to a consolidated net loss of $16.7 million, or $3.54 per share, for the corresponding period in 2022.

Full Year 2023 Financial Results

Revenues were $3.4 million for the year ended December 31, 2023, compared to $1.2 million for the same period in 2022. Revenue in both periods was associated with the research collaboration with Roche. Operating expenses were $58.5 million for the year ended December 31, 2023, compared to $68.6 million for the same period in 2022. For the year ended December 31, 2023, consolidated net loss was $57.3 million, or $8.81 per share, compared to a consolidated net loss of $66.1 million, or $13.83 per share, for the year ended December 31, 2022.

About Synlogic

Synlogic is a biopharmaceutical company advancing novel therapeutics to transform the care of serious diseases in need of new treatment options. Synlogic designs, develops and manufactures these drug candidates, which are produced by applying precision genetic engineering to well-characterized probiotics.

Forward Looking Statements

This press release contains "forward-looking statements" that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, clinical development plans, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words "may," "could," "should," "anticipate," "believe," "look forward," "estimate," "expect," “focused on,” "intend," "on track, " "plan," "predict" and similar expressions and their variants, as they relate to Synlogic, may identify forward-looking statements. Actual results could differ materially from those contained in any forward-looking statements as a result of various factors, including: the Company may not execute its planned exploration and evaluation of strategic alternatives; the availability of suitable third parties with which to conduct contemplated strategic transactions; the risk that the Company's reduction in force efforts may not generate their intended benefits to the extent or as quickly as anticipated; and the risk that the Company's reduction in force efforts may negatively impact the Company's business operations and reputation as well as those risks identified under the heading "Risk Factors" in Synlogic's filings with the U.S. Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Synlogic's current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic's view as of any date subsequent to the date hereof.

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Contact: info@synlogictx.com

Synlogic, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands except share and per share data)	For the three months ended December 31		For the years ended December 31
	2023	2022	2023	2022

Revenue	$2,769	$106	$3,371	$1,180

Operating expenses
Research and development	10,207	13,639	43,971	52,044
General and administrative	3,203	3,770	14,561	16,555
Total operating expenses	13,410	17,409	58,532	68,599
Loss from operations	(10,641)	(17,303)	(55,161)	(67,419)
Other income (expense), net	(3,891)	607	(2,107)	1,272
Loss before income taxes	(14,532)	(16,696)	(57,268)	(66,147)
Income tax expense	(1)	-	(14)	-
Net loss	$(14,533)	$(16,696)	$(57,282)	$(66,147)

Net loss per share - basic and diluted	$(1.71)	$(3.54)	$(8.81)	$(13.83)
Weighted-average common shares used in computing net loss per share - basic and diluted	8,523,567	4,716,175	6,502,279	4,781,696

Synlogic, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share data)	December 31, 2023	December 31, 2022
Assets
Cash, cash equivalents, & marketable securities	$47,746	$77,629
Property and equipment, net	5,603	7,323
Other assets	22,201	25,913
Total assets	$75,550	$110,865

Liabilities and stockholders' equity
Current liabilities	$20,404	$12,122
Long-term liabilities	12,491	16,133
Total liabilities	32,895	28,255
Total stockholders' equity	42,655	82,610
Total liabilities and stockholders' equity	$75,550	$110,865

Common stock and common stock equivalents
Common stock	9,186,157	4,449,082
Common stock warrants (pre-funded)	2,973,183	169,874
Total common stock	12,159,340	4,618,956